Exhibit 99.1

United Rentals, Inc.

100 First Stamford Place

Suite 700

Stamford, CT 06902

Telephone: 203 622 3131

Fax: 203 622 6080

www.unitedrentals.com

United Rentals Announces Departure of Dale Asplund, EVP & Chief Operating Officer

Michael Durand, SVP of Sales & Operations Promoted to EVP & Chief Operating Officer

STAMFORD, Conn. – August 28, 2023 – United Rentals, Inc. (NYSE: URI) today announced that Dale Asplund, executive vice president and chief operating officer, will be leaving the company on September 29, 2023, to take the role of president and chief executive officer at another public company outside of the equipment rental industry. Mr. Asplund joined United Rentals in 1998, and was named chief operating officer in 2019. He will remain in an active role with United Rentals through September 29 to ensure a smooth transition to Michael Durand, who is being promoted to chief operating officer.

Mr. Durand joined United Rentals in 2002 as a branch manager and has held roles of increasing scope through the present day, including district manager, region vice president, and his current role of senior vice president of sales and operations. Mr. Durand has been an integral leader across all aspects of sales and operations at United Rentals, including the company’s go-to-market strategy, large acquisition integrations, operations strategy, and operational excellence. He has built strong and enduring relationships within United Rentals and its customer base over his more than two decade career, making him the ideal choice to follow Mr. Asplund as chief operating officer.

Matthew Flannery, chief executive officer of United Rentals, said, “We expect this to be a seamless transition between two seasoned leaders who have worked closely together for many years. Mike is a proven leader whose numerous contributions have delivered strong results across the company. I’m confident that his operational expertise and demonstrated ability to lead our business will play a key role in our continued focus to drive profitable growth and generate shareholder value.”

Flannery continued, “We deeply appreciate Dale’s truly extraordinary contributions to making United Rentals the company it is today. On a personal note, I want to thank Dale for his incredible partnership, leadership, and commitment to our employees and shareholders. We wish him the very best as he assumes a new career opportunity.”

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,487 rental locations in North America, 14 in Europe, 23 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 25,750 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,800 classes of equipment for rent with a total original cost of $20.64 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Elizabeth Grenfell

Vice President, Investor Relations

O: (203) 618-7125

egrenfell@ur.com